As filed with the Securities and Exchange Commission on February 11, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTEGRATED ELECTRICAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	76-0542208
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5433 Westheimer Road

Suite 500

Houston, Texas 77056

(713) 860-1500

(Address, including Zip Code, and Telephone Number, including Area Code of Registrant’s Principal Executive Office)

Integrated Electrical Services, Inc.

Amended and Restated 2006 Equity Incentive Plan

(Full title of the plan)

Gail D. Makode, Esq.

Senior Vice President, General Counsel and Secretary

One Sound Shore Drive

Suite 304

Greenwich CT 06830

(203) 992-1113

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company:	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.01 per share, and associated Preferred Share Purchase Rights(3)	1,000,000	$10.22	$10,220,000	$1030

(1)	The number of shares being registered represents 1,000,000 additional shares of Common Stock reserved for issuance under the Integrated Electrical Services, Inc. Amended and Restated 2006 Equity Incentive Plan, as amended through December 2015 (the “Amended 2006 Equity Incentive Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Common Stock that become issuable under the Amended 2006 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or similar transactions.
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act. The maximum offering price for the 1,000,000 shares issuable under the Amended 2006 Equity Incentive Plan was based on the average of the high and low prices of the Common Stock, as reported on the NASDAQ Global Market, on February 8, 2016.
(3)	The Preferred Share Purchase Rights (the “Rights”) are evidenced by certificates for shares of the Common Stock and automatically trade with the Common Stock. Value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

INTRODUCTION

This registration statement on Form S-8 (the “Registration Statement”) is being filed by the registrant, Integrated Electrical Services, Inc. (“IES” or the “Company”), for the purpose of registering an additional 1,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), for issuance under the Company’s Amended and Restated 2006 Equity Incentive Plan, as amended through December 2015 (the “Plan”). Such 1,000,000 shares of Common Stock have been reserved and authorized for issuance from the Company’s authorized and unissued capital stock.

Part I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), any other document required to be delivered to eligible participants pursuant to Rule 428(b) or additional information about the Plan is available without charge by contacting:

Integrated Electrical Services, Inc.

One Sound Shore Drive

Suite 304

Greenwich CT 06830

Attn: General Counsel

Part II

Information Required in the Registration Statement

Item 3. Incorporation of Certain Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2015.

(c)	The Company’s Current Reports on Form 8-K filed on October 5, 2015, and February 10, 2016; provided, however, the Company does not incorporate by reference any information furnished under Item 2.02 or Item 7.01 or any exhibits submitted in connection therewith and included in such Current Reports on Form 8-K.

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on January 14, 1998, including any amendment or report filed for the purpose of updating that description.

(e)	The description of the Company’s preferred share purchase rights (the “Rights”) contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on January 28, 2013, including any amendment or report filed for the purpose of updating that description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished under Item 2.02 or Item 7.01 or any exhibits submitted in connection therewith and included in any Current Report on Form 8-K) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s second amended and restated certificate of incorporation and bylaws, as amended, each provide that the Company shall indemnify each director, officer, employee, or agent of the Company against all liabilities and expenses reasonably incurred in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer, employee, or agent of the Company, to the full extent permitted by Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, the Company generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal section, so long as they had no reasonable cause to believe their conduct was unlawful.

With respect to suits by or in the right of the Company, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if the person is adjudged to be liable to the Company, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company also has the power to purchase and maintain insurance for its directors and officers.

The preceding discussion of the Company’s certificate of incorporation and bylaws and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Company’s certificate of incorporation, bylaws and Section 145 of the Delaware General Corporation Law.

The Company has entered into indemnity agreements with certain of its directors and officers. Pursuant to such agreements, the Company will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Company or assumed certain responsibilities at the direction of the Company.

The Company has a directors’ and officers’ insurance policy insuring its directors and officers against certain liabilities, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut on February 11, 2016.

INTEGRATED ELECTRICAL SERVICES, INC.

By:	/s/ Gail D. Makode
Name: Gail D. Makode Title: Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below authorizes and appoints each of Robert W. Lewey, Tracy A. McLauchlin and Gail D. Makode, and each of them severally, acting alone and without the other, as his attorney-in-fact to execute in the name of such person and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate.

Signature	Title	Date

/s/ Robert W. Lewey		February 11, 2016
Robert W. Lewey	President (Principal Executive Officer)

/s/ Tracy A. McLauchlin	Senior Vice President, Chief Financial Officer and Treasurer	February 11, 2016
Tracy A. McLauchlin	(Principal Financial Officer and Principal Accounting Officer)

/s/ David B. Gendell	Director and Non-Executive Chairman	February 11, 2016
David B. Gendell	of the Board of Directors

/s/ Joseph L. Dowling, III	Director	February 11, 2016
Joseph L. Dowling, III

/s/ Joe D. Koshkin	Director	February 11, 2016
Joe D. Koshkin

/s/ Donald L. Luke	Director	February 11, 2016
Donald L. Luke

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

4.1	Second Amended and Restated Certificate of Incorporation of Integrated Electrical Services, Inc. (Incorporated by reference to Exhibit 4.1 to the Company’s registration statement on Form S-8 filed on May 12, 2006)

4.2	Certificate of Designations of Series A Junior Participating Preferred Stock. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on From 8-K filed on January 28, 2013)

4.3	Bylaws of Integrated Electrical Services, Inc. (Incorporated by reference to Exhibit 4.2 to the Company’s registration statement on Form S-8, filed on May 12, 2006)

4.4	Specimen common stock certificate. (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed June 18, 2008)

4.5	Tax Benefit Protection Plan Agreement by and between Integrated Electrical Services, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, dated as of January 28, 2013, including the forms of Certificate of Designation and of Rights Certificate and Summary of Stockholder Rights Plan attached thereto as Exhibits A, B and C, respectively (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 28, 2013)

*5.1	Opinion of Debevoise & Plimpton LLP.

*23.1	Consent of Ernst & Young LLP.

*23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1).

*24.1	Powers of Attorney (included on signature page).

*	Filed herewith.